Exhibit 21.1

Subsidiaries of Registrant

MGA Agency, Inc.

General Agents Insurance Company of America, Inc.

MGA Insurance Company, Inc.

GAINSCO Service Corp.

Lalande Financial Group, Inc.

National Specialty Lines, Inc.

DLT Insurance Adjusters, Inc.